EXHIBIT 99.1
                               ------------

NEWS MEDIA CONTACT:  PAUL BERNISH, THE KROGER CO. (513) 762-1304

ANALYST CONTACT:  KATHY KELLY, THE KROGER CO. (513) 762-4969

RELEASE AVAILABLE ON INTERNET AT WWW.CFONEWS.COM/KR



       KROGER REPORTS RECORD SECOND QUARTER CASH FLOW,
            EARNINGS, PER SHARE EARNINGS AND SALES


CINCINNATI, Ohio, July 16, 1997 --- The Kroger Co. said today that earnings in the 1997 second quarter, before an extraordinary charge from the early retirement of debt, rose 38 percent to a record $108.1 million, or 41 cents per share, from $78.4 million, or 30 cents per share in the prior year second quarter.

For the quarter, operating cash flow -- earnings before interest, taxes, depreciation, and LIFO -- totaled a record $335.8 million, a 19.2 percent increase over the 1996 second quarter. Excluding the effects of the 44-day strike during last year's second quarter at the Company's King Soopers division, operating cash flow increased 8.2 percent.

On a strike-adjusted basis, earnings per share in the quarter, before the extraordinary charge, increased 13.9 percent to 41 cents from 36 cents. After the extraordinary charge, net earnings in the second quarter were a record $105.1 million, or 40 cents per share, versus $77.6 million, or 30 cents per share, in last year's second quarter.

Total sales in the quarter increased 6.6 percent to a record $6.2 billion. Identical store sales, adjusted for the King Soopers strike, declined 0.1 percent, reflecting the absence of food price inflation and the continuing impact of competition. Comparable store sales, which include results from expanded and relocated stores, increased 3.2 percent, excluding the King Soopers strike.

During the quarter, Kroger opened, acquired or expanded 22 stores compared to 21 openings and expansions in the 1996 second quarter.

Joseph A. Pichler, Chairman and Chief Executive Officer, said the Company was very pleased with the second quarter performance. "Our results reflect the core strengths of the Company -- a leading share in our major markets, continuing working capital discipline and overall expense control, the favorable impact of Kroger's substantial investments in technology, and the strong performance of Kroger's store brands," Pichler stated. He added that Kroger's manufacturing plants and convenience store group contributed strong results.

Net interest expense declined in the second quarter to $68.4 million from $70.5 million in the 1996 second quarter. Net long-term debt declined $227 million to $3.28 billion.

                             THE KROGER CO.
                          SALES AND EARNINGS

                       2nd QUARTER        2nd QUARTER     PERCENT
                          1997                1996        CHANGE
                         6/14/97            6/15/96

    Sales           $6,231,794,078       $ 5,844,365,872    6.6
                    ==============       ===============
    EBITD <F1>      $  335,835,187       $   281,820,148   19.2

    LIFO            $   (3,500,000)      $    (3,500,000)

    Interest        $  (68,352,808)      $   (70,522,642)

    Depreciation    $  (88,202,769)      $   (80,354,023)
                    _______________      ________________
    Pre-tax earnings
    before extraordinary
    loss            $  175,779,610       $   127,443,483   37.9

    Tax expense     $  (67,642,505)      $   (49,065,741)
                    _______________      ________________
    Earnings before
    extraordinary
    loss            $  108,137,105       $    78,377,742   38.0

    Extraordinary
    loss <F2>       $   (3,032,848)      $      (765,601)
                    _______________      ________________

    Net earnings    $  105,104,257       $    77,612,141
                    ===============      ================

    Fully diluted earnings
    per common share:

    From operations          $0.41                 $0.30   36.7

    From extraordinary
    loss <F2>               ($0.01)               ($0.00)
                    _______________     __________________

    Fully diluted net
    earnings per
    common share             $0.40                 $0.30
                    ===============     ==================

    Number of common shares
    used in fully diluted per
    share calculation  266,947,041           262,288,598

    <F1>  EBITD represents pre-tax earnings before interest,
          depreciation and LIFO but after the costs associated with the adoption of FASB 106.
    <F2>  Represents the after-tax loss from the early retirement of debt.


                       2 QUARTERS        2 QUARTERS       PERCENT
                          1997               1996         CHANGE
                         6/14/97            6/15/96

    Sales           $12,371,206,735      $11,628,619,682    6.4
                    ==============       ===============
    EBITD <F1>      $   645,470,990      $   555,963,236   16.1

    LIFO            $    (8,000,000)     $    (7,000,000)

    Interest        $  (138,099,641)     $  (141,148,561)

    Depreciation    $  (173,575,767)     $  (155,997,159)
                    _______________      ________________
    Pre-tax earnings
    before cumulative effect
    adjustment and extraordinary
    loss            $   325,795,582      $   251,817,516   29.4

    Tax expense     $  (125,398,654)     $   (96,949,743)
                    _______________      ________________
    Earnings before
    extraordinary
    loss            $   200,396,928       $   154,867,773  29.4

    Extraordinary
    loss <F2>       $    (8,242,853)      $    (1,849,715)
                    _______________       ________________

    Net earnings    $   192,154,075       $   153,018,058
                    ===============       ================

    Fully diluted earnings (loss)
    per common share:

    From operations          $0.75                 $0.59   27.1

    From extraordinary
    loss <F2>               ($0.03)               ($0.01)
                    _______________     __________________

    Fully diluted net
    earnings per
    common share             $0.72                 $0.58
                    ===============     ==================
    Number of common shares
    used in fully diluted per
    share calculation  267,348,857           261,755,002

    <F1> EBITD represents pre-tax earnings before interest,
         depreciation and LIFO but after the costs associated with the adoption of FASB 106.
    <F2> Represents the after-tax loss from the early retirement of debt.